EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 21, 2003, which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the consolidated financial statements and the financial statement schedule, which appears in Cardiac Science, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

PricewaterhouseCoopers LLP

/s/ PRICEWATERHOUSECOOPERS LLP

Orange County, California

December 1, 2003